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                             RIGGS PREFERRED CAPITAL

                              DECLARATION OF TRUST

                              Dated October 9, 1996


          This DECLARATION OF TRUST is made as of the date set forth above by the undersigned Trustees.

                                    ARTICLE I

                                    FORMATION

          Riggs Preferred Capital (the "Trust") is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time ("Title 8"). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the "Code")).

                                   ARTICLE II

                                      NAME

          The name of the Trust is:

                             Riggs Preferred Capital

          Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

                                   ARTICLE III

                               PURPOSES AND POWERS

          Section 1. Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

          Section 2. Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.


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                                   ARTICLE IV

                                 RESIDENT AGENT

          The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees of the Trust may from time to time determine.

                                    ARTICLE V

                                BOARD OF TRUSTEES

          Section 1. Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

          The Board, without any action by the shareholders of the Trust (the "Shareholders"), shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

          Section 2. Number. The number of Trustees initially shall be seven, which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not less than one

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and not more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

          Section 3. Initial Board. The names and addresses of the Trustees who shall serve until the first annual meeting of Shareholders and until their successors are duly elected and qualify are:


     Name                              Address
     ----                              -------

     Joseph W. Barr                    800 17th Street, N.W.
                                       Washington, D.C.  20006

     Timothy C. Coughlin               800 17th Street, N.W.
                                       Washington, D.C.  20006

     Timothy A. Lex                    800 17th Street, N.W.
                                       Washington, D.C.  20006

     F. Anderson Morse                 6805 Old Dominion Drive
                                       McLean, Virginia  22101

     David W. Scott                    800 17th Street, N.W.
                                       Washington, D.C.  20006

     Robert L. Sloan                   5255 Loughboro Road, N.W.
                                       Washington, D.C. 20016

     William B. Snyder                 6900 Wisconsin Avenue
                                       Suite 504
                                       Chevy Chase, Maryland  20815


          Section 4. Term. The Trustees shall be elected at each annual meeting of Shareholders and shall serve until the next annual meeting of Shareholders and until their successors are duly elected and qualify.

          Section 5. Removal. A Trustee may be removed, at any time, at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

                                   ARTICLE VI

                          SHARES OF BENEFICIAL INTEREST

          The beneficial interest in the Trust shall be divided into shares of beneficial interest ("Shares"). The total number of Shares which the Trust has authority to issue is 1,000, consisting of 1,000 common shares of beneficial interest, $1.00 par value per share (the "Common Shares"). The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or

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changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

          The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

                                   ARTICLE VII

                                  SHAREHOLDERS

          There shall be an annual meeting of the Shareholders, to be held after delivery of the annual report and on proper notice to the Shareholders, at such time and place as shall be determined by resolution of the Board of Trustees.

                                  ARTICLE VIII

                 LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
                              EMPLOYEES AND AGENTS
                   AND TRANSACTIONS BETWEEN THEM AND THE TRUST

          Section 1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

          Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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          Section 3. Express Exculpatory Clauses in Instruments. Neither the
Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

          Section 4. Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

          Section 5. Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

          Section 6. Insurance. The Trust shall have the power to purchase and pay for out of Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, the Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any

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action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such Person against such claim or liability.

                                   ARTICLE IX

                                    AMENDMENT

          Section 1. General. This Declaration of Trust may not be amended except as provided in this Article IX.

          Section 2. By Trustees. The Trustees, by a two-thirds vote, may amend any provision of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the Code or under Title 8.

          Section 3. By Shareholders. Except as provided in Section 2 of this
Article IX, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

                                    ARTICLE X

                                DURATION OF TRUST

          The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 8.



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                                   ARTICLE XI

                                  MISCELLANEOUS

          This Declaration of Trust is executed by the Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

          IN WITNESS WHEREOF, this Declaration of Trust has been executed on this 9th day of October, 1996 by the undersigned Trustees, each of whom acknowledges that this document is his act, that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.


                                               /s/Joseph W. Barr
                                               ---------------------------------
                                               Joseph W. Barr

                                               /s/Timothy C. Coughlin
                                               ---------------------------------
                                               Timothy C. Coughlin

                                               /s/Timothy A. Lex
                                               ---------------------------------
                                               Timothy A. Lex

                                               /s/F. Anderson Morse
                                               ---------------------------------
                                               F. Anderson Morse

                                               /s/David W. Scott
                                               ---------------------------------
                                               David W. Scott

                                               /s/Robert L. Sloan
                                               ---------------------------------
                                               Robert L. Sloan

                                               /s/William B. Snyder
                                               ---------------------------------
                                               William B. Snyder



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